Exhibit 99.1

Safeguard Scientifics Announces Fourth Quarter and Full-Year 2011 Financial Results

Strategic Advances in 2011 Illustrate the Value-Creating Power of Safeguard’s Business Model and Growing Financial Strength

Live Conference Call and Webcast Scheduled for Wednesday, February 29, 2012 at 9:00am EST ― www.safeguard.com/results

WAYNE, Pa.--(BUSINESS WIRE)--February 28, 2012--Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that its consolidated net loss for the three months ended December 31, 2011 was $24.5 million, or $1.18 per share, compared with net income of $45.1 million, or $2.19 per share, for the same period in 2010. For the year, net income was $110.6 million, or $5.33 per share, versus net income of $26.6 million, or $1.30 per share, in 2010.

Overall partner company aggregate revenue for the full-year 2011 was $140.0 million. Our technology partner companies accounted for $116.5 million of that total, representing an increase of 38% as compared to 2010. Aggregate revenue for partner companies for 2007, 2008, 2009 and 2010 was $31.5 million, $50.1 million, $67.7 million, and $110.5 million, respectively. Safeguard’s partner companies remain well-positioned for continued revenue traction and value creation. Previously, our Internet / New Media partner companies reported revenue on a gross basis. It is anticipated that our Internet / New Media partner companies will report and forecast revenues on a net basis going forward. As a result, Safeguard has updated its aggregate revenue guidance for 2012 and prior years, presented above, to reflect revenue on a net basis. This change in presentation does not reflect any change in the development of these companies. For 2012, Safeguard projects partner company aggregate revenue in a range of $160 million to $165 million. Revenue for Safeguard partner companies is reported on a one-quarter lag.

“Safeguard’s strategic advances in 2011 illustrate the value-creating power of our business model and the company’s growing financial strength,” said Peter J. Boni, President and CEO of Safeguard. “We executed two well-timed exits with Portico Systems and Advanced BioHealing, realizing net proceeds of $182 million, including escrowed amounts, and booking cash-on-cash returns of 4x and 14x, respectively. Our deal teams deployed $69.4 million in capital in seven new partner companies and made three follow-on deployments in existing partner companies totaling $14 million. We also deployed $13.6 million of capital into Penn Mezzanine and related participation interests through which we expect to generate management fee and interest income, as well as profit participation opportunities. Our repayment of $31 million in corporate debt bolstered Safeguard’s financial strength, improving the company’s ratio of total debt to equity at year-end 2011 to 1:8. Safeguard continues to enhance its brand as ‘the preferred catalyst to build great companies’ to ultimately drive shareholder value.”

Stephen T. Zarrilli, Safeguard Senior Vice President and Chief Financial Officer said, “At December 31, Safeguard’s interests in its 15 partner companies represented an aggregate of $168 million in capital deployed. Our net cash, cash equivalents and marketable securities totaled $258 million, as of the same date. The sum of these components is $426 million. Using shares outstanding, this total represents approximately $20 per share. For the year, cash operating expenses were $17.7 million, or approximately $0.85 per share, and capital deployed totaled $96.9 million. In 2012, the company projects uses of cash between $100 million and $150 million for corporate expenses, capital deployment into new partner companies, follow-on funding for current partner companies, and platform expansion.”

LIFE SCIENCES PARTNER COMPANIES HIGHLIGHTS

Alverix, Inc. (San Jose, CA – Initial Revenue Stage) produces novel, handheld and pocket-sized medical diagnostic instruments that enable central laboratory-quality results to be achieved in physician offices, laboratory outreach locations, retail clinics and homes where immediate access to test results is critical to improving patient outcomes. In addition, Alverix’s point-of-care connectivity platforms provide for timely delivery of content rich diagnostic information that facilitates more efficient and effective healthcare decision making. Alverix and Becton, Dickinson (BD) have co-developed and are commercializing a proprietary point-of-care system that improves near patient infectious-disease diagnoses. Following 510(k) clearance and CLIA waiver, the BD Veritor™ System was launched in the U.S. market in December 2011. Approval in Japan was received in January 2012 and sales are expected to commence in March 2012. Alverix remains focused on growing its point-of-care platform business through co-development of near patient test systems with select partners. Safeguard has deployed $7.7 million of capital in Alverix since October 2007 and has a 50% primary ownership position.

Good Start Genetics, Inc. (Cambridge, MA – Initial Revenue Stage) is a diagnostic company that has developed a more accurate and comprehensive pre-pregnancy genetic test based on proprietary gene-sequencing technology, designed to replace single-disorder-only tests currently on the market. The company’s CLIA-approved offering launched in early 2012 and allows improved identification of carriers of heritable genetic disorders, enabling physicians to help prospective parents make more knowledgeable medical decisions before conception. Operating in a fast-growing $4.7 billion segment of the U.S. clinical laboratory testing market, Good Start Genetics’ platform may also be a valuable tool in oncology, cardiovascular and/or adult genetic disorder applications. Safeguard deployed $6.8 million of capital in Good Start Genetics in September 2010 and has a 26% primary ownership position.

Medivo, Inc. (New York, NY – Initial Revenue Stage) is a healthcare IT company that provides data analytics and lab testing services via the Internet that empower and enable patients and physicians to improve health. Medivo has a convenient online, HIPAA-compliant platform which connects patients to a nationwide network of physicians, lab service centers and home testing services. The company offers two services to physicians and patients, respectively. PatientPath is a free service that organizes lab results into convenient reports that identify patients needing follow-up care. Medivo Monitor offers patients a free support service, customized by disease state, which provides ongoing education, lab testing and office visit scheduling. Nearly 1.4 million tests were ordered through Medivo in 2011. Safeguard deployed approximately $6.3 million in Medivo in November 2011 and has a 30% primary ownership position.

NovaSom, Inc. (Baltimore, MD – Expansion Stage) provides diagnostic devices and services for home testing and evaluation of sleep-disordered breathing, including obstructive sleep apnea (OSA). NovaSom’s Home Sleep Test has Medicare approval and FDA clearance for diagnosis of OSA in adults, a fast-growing $4 billion domestic market. The company has integrated the system into a cloud-based, collaborative patient-management platform for physicians and payers. Verizon Wireless showcased NovaSom’s home test, which uses the Verizon Wireless network to transfer sleep data, at the 2012 International Consumer Electronics Show in Las Vegas. Safeguard deployed $20 million in NovaSom in June 2011 and has a 30% primary ownership position.

NuPathe (NASDAQ:PATH) (Conshohocken, PA – Development Stage) is an emerging biopharmaceutical company focused on innovative neuroscience solutions for diseases of the central nervous system, including neurological and psychiatric disorders. NuPathe’s lead product candidate, NP101, is an active, single-use transdermal sumatriptan patch being developed for the treatment of migraine, and is the first-ever submission to the U.S. Food and Drug Administration (FDA) of a transdermal patch for migraine treatment. The patch is designed to provide migraine patients fast onset and sustained relief of debilitating migraine symptoms including headache pain and migraine-related nausea (MRN). In August 2011, NuPathe received a Complete Response Letter (CRL) from the FDA regarding the New Drug Application (NDA) for its migraine patch. NuPathe met with the FDA on November 9, 2011 to discuss the questions raised in the CRL. This meeting resulted in NuPathe’s clear understanding and plan to address the remaining issues for approval. NuPathe now plans to resubmit its NDA in the first half of 2012 and expects that the resubmission will result in a six-month review. In the meantime, preparation continues for the commercial launch of the migraine patch. NuPathe has two additional proprietary product candidates: NP201 for the continuous symptomatic treatment of Parkinson’s disease, which the company plans to develop through a partnership; and NP202 for the long-term treatment of schizophrenia and bipolar disorder. NuPathe’s initial public offering of common stock in August 2010 raised $50 million in gross proceeds. Safeguard has deployed $18.3 million of capital in NuPathe since September 2006 and owns 18% of its outstanding common shares.

PixelOptics, Inc. (Roanoke, VA – Initial Revenue Stage) is a medical technology company that developed and has begun to commercialize emPower!, the world’s first and only electronically focusing prescription eyewear. emPower! uses dynamic technology to change focus automatically and silently without moving parts, reducing or eliminating perceived distortion and other limitations associated with multifocal lenses. Approximately 100 million pairs of bifocals and progressive lenses are sold per year and every 1% penetration could represent an estimated $400 million in revenue. In January 2012, Brett H. Craig, former president and COO of Transitions Optical, joined PixelOptics as president and CEO, succeeding founder Dr. Ronald Blum who continues as chief visionary officer. Safeguard deployed $25 million in PixelOptics in April 2011 for a 25% primary ownership position.

Putney, Inc. (Portland, ME – Expansion Stage) is a rapidly growing specialty pharmaceutical company developing high-quality, cost-effective generic medicines for pets. Safeguard led Putney’s $21 million Series C financing in September 2011, together with NewSpring Capital, providing capital to expand the company’s product pipeline, sales and marketing capabilities and other operations. While Americans fill 78% of their own prescriptions with generics, only 6% of the drugs approved by the FDA for dogs and cats have a generic equivalent, according to Putney’s analysis of FDA Center for Veterinary Medicine approvals. The total global market for companion animal pharmaceuticals is estimated to be $5.7 billion. From 2008 to early 2011, 25 M&A transactions for generic pharmaceutical businesses have been completed at an average revenue multiple of 3x. Safeguard deployed $10 million of capital in Putney and has a 28% primary ownership position.

TECHNOLOGY PARTNER COMPANIES HIGHLIGHTS

AdvantEdge Healthcare Solutions, Inc. (Warren, NJ – High Traction Stage) is one of the nation’s top 10 providers of medical billing and practice management services for physicians, ambulatory surgery centers, and other healthcare providers. The company’s proven, proprietary software delivers outsourced billing solutions to hospital-based physician groups, large office-based medical practices and surgery centers. AHS efficiently collects financial information and speeds reimbursement of third-party claims and patient payments, enabling physicians to maximize revenue and decrease their billing and practice management costs. AHS continues to gain meaningful scale through organic growth and strategic acquisitions. The company has completed five acquisitions since mid-2009. Including AHS’ acquisition activity, revenue increased by 40% in 2011 to approximately $40 million. The U.S. market opportunity exceeds $4 billion annually with fewer than 20% of physician practices outsourcing billing and practice management. Safeguard has deployed $15.3 million of capital in AHS since November 2006 and has a 40% primary ownership position.

Beyond.com, Inc. (King of Prussia, PA – Expansion Stage) is the premier Career Network, and a major player in a $12 billion online job recruitment market. Beyond.com has created a system that enables employers to recruit people with the skills they want, through a powerful, personalized experience that connects with the career-minded individual. As the largest network of niche career communities, 70 unique career channels and 3,000 industry and regional communities, Beyond.com serves as a catalyst making it possible for millions of people to prosper, advance and improve their lives. Whether it’s a surgical nurse in Chicago, an entry level apps developer in Seattle, or a financial controller in Philadelphia, Beyond.com helps pinpoint the most relevant opportunities based on location, industry and expertise. During 2011, the company added to its sales and marketing staff, opened a sales office in Indianapolis, announced that downloads of its mobile job search apps surpassed the one million mark and elevated HealthcareJobsite.com to the #1 position among healthcare recruitment sites, according to comScore traffic data and the About.com Readers’ Choice Awards. Beyond.com’s revenue grew 22%. Safeguard has deployed $13.5 million of capital in Beyond.com since March 2007 and has a 38% primary ownership position.

Bridgevine, Inc. (Vero Beach, FL – High Traction Stage) acquires customers for Internet, phone, television, wireless, entertainment and other service providers and advertisers through its intelligent online shopping engine and marketing platform. Improvements to Bridgevine’s technology platform helped enhance profitability and drive 2011 revenue to approximately $39 million. The company’s business model is highly scalable, enabling significant growth without a proportionate increase in costs. Safeguard has deployed $10.0 million of capital in Bridgevine since August 2007 and has a 23% primary ownership position.

Crimson Informatics, Inc. (Richmond, VA – Initial Revenue Stage) combines mobility technology and high-powered data and analytics software into a single, revolutionary offering in the usage-based auto insurance (UBI) market. UBI analyzes data on driver behavior, and enables underwriters to base insurance coverage on more detailed information. Crimson's offering helps drivers improve their driving and benefit from personalized rates and safe-driver discounts. As the demand for UBI has grown in the U.S. and throughout Europe, Crimson has secured large marquee customers for wide scale rollouts. According to a 2011 report by management consultant A.T. Kearney, the potential U.S. market alone for usage-based insurance could grow to 55 million subscribers from less than 1 million today. By 2014, more than 20% of U.S. and European vehicles are likely to have embedded data-capturing hardware, the Kearney report said. Safeguard deployed $1.7 million in December 2011 and has a 24% primary ownership position.

Hoopla, Inc. (West Chester, PA – Initial Revenue Stage) has developed a complete performance optimization system designed to steer the actions and behaviors of employees. Hoopla’s platform leverages enterprise data, advanced game mechanics and sophisticated communication tools to cultivate a high performance culture and drive results. According to Gartner Research, more than 50% of organizations that manage innovative, incentive-based processes will “gamify” those processes by 2015. In December 2011, Safeguard deployed $1.3 million in Hoopla and has a 25% primary ownership position.

Lumesis, Inc. (Stamford, CT – Initial Revenue Stage) provides robust visualization and analytical tools and time-sensitive notifications for the fixed income marketplace. The company’s lead product, DIVER, is an interactive, web-based, fixed income research tool that offers more than 130 data sets from more than 30 distinct sources. DIVER provides timely and meaningful demographic and economic data that impact the fiscal well-being of states, counties and other municipalities and includes data and portfolio visualization tools, analytics and notification applications. Safeguard deployed $2.2 million in February 2012 and has a 32% primary ownership position.

MediaMath, Inc. (New York, NY – High Traction Stage) provides enterprise-class technology and services to advertisers and their agencies to make more efficient, effective and profitable marketing decisions. MediaMath brings together all digital media and data across billions of daily impressions, providing a powerful and flexible platform that simplifies planning, execution, optimization and analytics. The company was first to market with its technology in 2007 and continues to build on its advantage. Its enhanced media buying platform, TerminalOne™, allows marketers to directly manage campaigns according to specific objectives. During the fourth quarter, MediaMath was named one of the top three demand-side platform (“DSP”) vendors by Forrester Research based on media access, depth of audience-management capabilities and algorithmic optimization. Forrester reviewed the products of 36 DSPs. Safeguard has deployed $16.9 million of capital in MediaMath since July 2009 and has a 22% primary ownership position.

Spongecell, Inc. (New York, NY – Expansion Stage) is an advertising technology company that turns standard banner ads into dynamic ads with rich media features, increasing engagement rates by 25 to 50 percent versus static banner ads. Spongecell’s interactive features, like video, social media, interactive maps, carousels, and downloadable/SMS coupons, are easily integrated without disrupting the creative workflow. In addition, Spongecell allows companies to collect data and analytics that provide a detailed portrait of audiences that cannot be produced in other advertising platforms. Spongecell competes in the display advertising market, which is expected to grow to $27.6 billion in 2016, a compound annual growth rate of 20% from 2011. Safeguard deployed $10 million in Spongecell in January 2012 and has a 23% primary ownership position.

Swap.com, Inc. (Boston, MA – Initial Revenue Stage) brings people together to swap stuff through its website, local events, homes, schools, and co-branded partnerships. The company recently launched the Swap.com Mobile App for the iPhone. The free Swap.com Mobile App integrates bar code scanning technology to enable frictionless entry of items and instant access to Swap.com's current inventory of fifteen million items. Safeguard recognized an impairment charge of $5.7 million in the three months ended December 31, 2011 related to its interests in Swap.com. Safeguard has deployed $10.5 million of capital into Swap.com since July 2008 and has a 46% primary ownership position.

ThingWorx, Inc. (Exton, PA – Initial Revenue Stage) is a software platform designed to accelerate development of applications connecting people, systems and devices, amplifying productivity through collective intelligence and user-driven information. The platform’s ability to link people and systems with the physical world unlocks value in manufacturing, utilities and energy, as well as in smart homes, cities, agriculture, transportation, infrastructure, and medical devices. In 2011, ThingWorx expanded significantly to support increased adoption of its Connected Application platform. As a result of its traction, ThingWorx was selected by AlwaysOn as a Venture Summit Mid-Atlantic 100 Winner. Safeguard deployed $5 million in ThingWorx in February 2011 and has a 30% primary ownership position.

PLATFORM EXPANSION

Safeguard’s partnership with Penn Mezzanine augments our capabilities as a growth capital provider and generates opportunities to manage external sources of capital. This initiative is expected to produce current interest income, as well as future management fee income and profit participation. Led by a team of experienced mezzanine lenders, this platform enables Safeguard to provide flexible financing strategies to current and prospective partner companies, as well as other potential borrowers.

In August 2011, Penn Mezzanine closed its first fund, having raised more than $64 million in the aggregate, including Safeguard’s $30 million. As of December 31, 2011, Penn Mezzanine had deployed $26.4 million in seven companies yielding 13.3%. Safeguard deployed $3.9 million in Penn Mezzanine in August 2011 and has a 36% ownership position. In addition, Safeguard deployed $9.7 million in connection with Penn Mezzanine’s lending activities.

SAFEGUARD SCIENTIFICS FOURTH QUARTER AND FULL-YEAR 2011 CONFERENCE CALL

Please call at least 10 minutes prior to the call to register.

Date: Wednesday, February 29, 2012

Time: 9:00am EST

Webcast: www.safeguard.com/results

Conference ID#: 50250070

Call-in Number: 800-537-0745
(International) +678-825-8236

Replay Number: 855-859-2056
(International) +404-537-3406
Replay available through March 30, 2012 at 11:59 pm EDT

Podcast: www.safeguard.com/podcast
Available approximately 24 hours after the conclusion of the call

Speakers: President and CEO Peter J. Boni; Senior Vice President and CFO Stephen T. Zarrilli

Format: Discussion of fourth quarter and full-year 2011 financial results followed by Q&A.

For more information please contact IR@safeguard.com.

EVENTS

Safeguard is scheduled to present at the following conference in March 2012:

  March 12-13 – ROTH Capital Partners 24th Annual OC Growth Stock Conference, Dana Point, CA

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine, Specialty Pharmaceuticals and selected healthcare services, and technology companies in Internet / New Media, Financial Services IT, Healthcare IT and selected business services with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information, please visit our website at www.safeguard.com, our blog at blog.safeguard.com, download our web app at app.safeguard.com, or you can follow us on Twitter (twitter.safeguard.com), StockTwits (stocktwits.safeguard.com), SlideShare (slideshare.safeguard.com), LinkedIn (linkedin.safeguard.com), and YouTube (youtube.safeguard.com).

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. As a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this news release.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2011	2010

Assets
Cash, cash equivalents and marketable securities	$241,285	$225,830
Restricted cash equivalents and cash held in escrow	11,570	11,327
Other current assets	1,081	785
Total current assets	253,936	237,942
Ownership interests in and advances to partner companies	114,169	60,256
Loan participations receivable	7,587	-
Available-for-sale securities	5,184	25,447
Long-term marketable securities	16,287	-
Long-term restricted cash equivalents	7,128	11,881
Other	2,345	1,019
Total Assets	$406,636	$336,545

Liabilities and Equity
Convertible senior debentures - current	$-	$31,289
Other current liabilities	8,516	8,884
Total current liabilities	8,516	40,173
Other long-term liabilities	4,146	5,311
Convertible senior debentures - non-current	45,694	44,630
Total equity	348,280	246,431
Total Liabilities and Equity	$406,636	$336,545

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Operating expenses	$5,614	$6,848	$21,168	$20,847
Operating loss	(5,614)	(6,848)	(21,168)	(20,847)
Other income (loss), net interest and equity income (loss)	(18,925)	51,989	131,765	47,456

Net income (loss) before income taxes	(24,539)	45,141	110,597	26,609
Income tax (expense) benefit	-	-	-	-
Net income (loss)	$(24,539)	$45,141	$110,597	$26,609

Net income (loss) per share:
Basic	$(1.18)	$2.19	$5.33	$1.30
Diluted	$(1.18)	$1.83	$4.74	$1.24

Average shares used in computing income (loss) per share:
Basic	20,846	20,632	20,764	20,535
Diluted	20,846	25,442	24,522	21,507

Safeguard Scientifics, Inc.
Segment Results
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Operating Loss (a)
Life Sciences	$-	$-	$-	$-
Technology	-	-	-	-
Penn Mezzanine	-	-	-	-
Total Segment Results	-	-	-	-
Other Items (c)	(5,614)	(6,848)	(21,168)	(20,847)
	$(5,614)	$(6,848)	$(21,168)	$(20,847)

Net Income (Loss) (b)				-
Life Sciences	$(11,185)	$58,450	$115,053	$70,658
Technology	(7,661)	(5,249)	20,488	(10,508)
Penn Mezzanine	139	-	139	-
Total Segment Results	(18,707)	53,201	135,680	60,150
Other Items (c)	(5,832)	(8,060)	(25,083)	(33,541)
Net Income (loss)	$(24,539)	$45,141	$110,597	$26,609

(a) Operating Loss represents the revenue less operating expenses of each segment.

(b) Net Income (Loss) includes the net results of each segment, including other income (loss), net interest and equity income (loss).

(c) Other Items includes corporate expenses, income taxes, and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 15 partner companies as of December 31, 2011, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our equity and cost method partner companies and other holdings. Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies.

	December 31,
	2011

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity Method and Cost Method Partner Companies	$104,833	$150,152
Other holdings	9,336	37,793
	$114,169	$187,945

Available-For-Sale Securities	$5,184	$27,349

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave
Vice President, Business Development and Corporate Communications
610-975-4952